SUB-ITEM 77D(g)



                            POLICIES WITH RESPECT TO
                              SECURITY INVESTMENTS

                          AIM VARIABLE INSURANCE FUNDS


Effective May 1, 2002, AIM V.I. Balanced Fund (the "Fund") will no longer be authorized to invest in debt securities which are less than investment grade (so-call "junk bonds"), or debt securities deemed by the portfolio managers to be of comparable quality.